Exhibit 99.1

Solarius Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and
Warrants, Commencing on or about September 5, 2025

DARIEN, CT September 3, 2025 (GLOBE NEWSWIRE) — Solarius Capital Acquisition Corp. (the “Company”) today announced that holders of the units sold in the Company’s initial public offering of units completed on July 17, 2025 (the “Offering”) may elect to separately trade the Class A ordinary shares and redeemable warrants included in the units commencing on or about September 5, 2025. Any units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “SOCAU”, and each of the Class A ordinary shares and warrants will separately trade on Nasdaq under the symbols “SOCA” and “SOCAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 15, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

About Solarius Capital Acquisition Corp.

Solarius Capital Acquisition Corp. is a special purpose acquisition company (a “SPAC”), whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographical location, it intends to focus on targets that complement its management team’s background and experience, including in the asset management, wealth management and financial services markets, and intends to seek businesses with enterprise values of approximately $500 million to $2 billion.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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INVESTOR AND MEDIA CONTACT:

Richard H. Haywood, Jr.
Chief Executive Officer
(203) 617-0223